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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☒ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Dell Computer Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SEC 1913 (02-02)	Persons who potentially are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

NOTICE OF ANNUAL MEETING

AND

PROXY STATEMENT

2003

May      , 2003

Dear Fellow Stockholders:

On behalf of the Board of Directors, it is my pleasure to invite you to Dell’s 2003 Annual Meeting of Stockholders. The meeting will be held on Friday, July 18, 2003, at 8:00 a.m. Central Time, in Exhibit Halls 1, 2 and 3 of the Austin Convention Center, 500 E. Cesar Chavez, Austin, Texas 78701. For your convenience, we are also offering a Webcast of the meeting. If you choose to view the Webcast, go to www.dell.com/investor shortly before the meeting time and follow the instructions provided. If you miss the meeting, you can view a replay of the Webcast on that site until August 15, 2003.

You will find information regarding the matters to be voted on in the attached Notice of Annual Meeting and Proxy Statement. A copy of our Annual Report on Form 10-K and a copy of the brochure entitled “Dell Fiscal 2003 in Review” are enclosed with these materials. We are also pleased to offer you the opportunity to receive future stockholder communications electronically. By signing up for electronic delivery, you can receive stockholder communications faster and can help us reduce our printing and mailing costs. For more information, see “Electronic Delivery of Stockholder Communications” on page ii inside.

This meeting is for Dell stockholders. If you attend the meeting in person, you will need to present the enclosed admission ticket, a recent account statement or other proof that you own Dell stock and proper photo identification. If you have received your materials electronically, you may request a ticket from www.proxyvote.com, or you may receive a ticket at the door by presenting identification and an account statement showing your ownership of Dell stock.

Whether or not you plan to attend the meeting in person, please submit your vote using one of the voting methods described in the attached materials. Submitting your voting instructions by any of these methods will not affect your right to attend the meeting and vote in person should you so choose.

If you have any questions concerning the meeting, please contact Dell’s Investor Relations Department at (512) 728-7800 or www.dell.com/investor. For questions regarding your stock ownership, you may contact our transfer agent, American Stock Transfer & Trust Company, at (800) 937-5449 or www.amstock.com.

Sincerely,

Michael S. Dell
Chairman and Chief Executive Officer

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Electronic Delivery of Stockholder Communications
Webcast of Annual Meeting
PROXY STATEMENT
Proposal 1 – Election of Directors
Director Information
Corporate Governance
DIRECTOR INDEPENDENCE
Director Compensation
Proposal 2 -- Elimination of Classified Board
Proposal 3 -- Change of Company Name to “Dell Inc.”
Proposal 4 -- Approval of Executive Annual Incentive Bonus Plan
Summary Description of the Annual Bonus Plan
Executive Compensation
Compensation Committee Report
Compensation of the Chief Executive Officer
Conclusion
Summary Compensation Table
Stock Options
OPTION GRANTS IN LAST FISCAL YEAR
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES
Long-Term Cash Incentive Bonus Awards
Equity Compensation Plans
EQUITY COMPENSATION PLANS
Other Benefit Plans
Employment Agreements and Change-in-Control Arrangements
Five-Year Performance Graph
Stock Ownership
Stock Ownership Requirements
Report of the Audit Committee
Additional Information
Proxy Solicitation
Stockholder Proposals for Next Year’s Meeting
Stockholder List
Annual Report on Form 10-K
Amendment to Certificate of Incorporation [Elimination of Classified Board]
DELL COMPUTER CORPORATION Executive Annual Incentive Bonus Plan

Notice of Annual Meeting	i

Electronic Delivery of Stockholder Communications	ii

Webcast of Annual Meeting	ii
Proxy Statement

Proposal 1 — Election of Directors	2

Director Information	2

Corporate Governance	6

Corporate Governance Principles	6

Director Independence	6

Committees	8

Meetings and Attendance	9

Director Compensation	9

Proposal 2 — Elimination of Classified Board	11

Proposal 3 — Change of Company Name to “Dell Inc.”	12

Proposal 4 — Approval of the Executive Annual Incentive Bonus Plan	12

Summary Description of the Bonus Plan	13

Executive Compensation	15

Compensation Committee Report	15

Summary Compensation Table	20

Stock Options	21

Option Grants in Last Fiscal Year	21

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-end Option Values	22

Long-Term Cash Incentive Bonus Awards	22

Equity Compensation Plans	24

Other Benefit Plans	25

Employment Agreements and Change-in-Control Arrangements	25

Five-Year Performance Graph	26

Stock Ownership	27

Stock Ownership Requirements	27

Report of the Audit Committee	28

Additional Information	29

Section 16(a) Beneficial Ownership Reporting Compliance	29

Record Date; Shares Outstanding	29

Quorum	29

Proxies; Right to Revoke	29

Default Voting	29

Tabulation of Votes	30

Voting by Street Name Holders	30

Independent Auditors	30

Proxy Solicitation	31

Stockholder Proposals for Next Year’s Meeting	32

Stockholder List	32

Annual Report on Form 10-K	32

Appendix A — Amendment to Certificate of Incorporation	A-1

Appendix B — Dell Computer Corporation Executive Annual Incentive Bonus Plan	B-1

DELL COMPUTER CORPORATION

One Dell Way
Round Rock, Texas 78682

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date	Friday, July 18, 2003

Time	8:00 a.m., Central Time

Place	Austin Convention Center — Exhibit Halls 500 E. Cesar Chavez Austin, Texas 78701

Webcast	www.dell.com/investor

Proposals	Proposal 1 — Election of Directors

Proposal 2 — Elimination of Classified Board

Proposal 3 — Change of Company Name to “Dell Inc.”

Proposal 4 — Approval of Executive Annual Incentive Bonus Plan

Record Date	May 23, 2003

Voting Methods	Internet — Go to www.proxyvote.com Telephone — Use the toll-free number shown on the proxy card Written ballot — Complete and return a proxy card In person — Attend and vote at the meeting

Stockholders will also transact any other business properly brought before the meeting. At this time, the Board of Directors knows of no other proposals or matters to be presented.

This Proxy Statement is accompanied by a copy of the Annual Report on Form 10-K and a copy of the brochure entitled “Dell Fiscal 2003 in Review.”

On behalf of the Board of Directors:

Thomas B. Green, Secretary
May , 2003

www.dell.com/investor

i

ELECTRONIC DELIVERY OF STOCKHOLDER COMMUNICATIONS

Our Proxy Statement, Annual Report on Form 10-K and “Dell Fiscal 2003 in Review” brochure are available electronically. As an alternative to receiving printed copies of these materials in future years, you may elect to receive and access them electronically. By signing up for electronic delivery, you can receive stockholder communications as soon as they are available without waiting for them to arrive in the mail. You can also reduce the number of bulky documents in your personal files, eliminate duplicate mailings, conserve natural resources and help us reduce our printing and mailing costs.

To sign up for electronic delivery, please vote via the Internet at www.proxyvote.com and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years. If you have any questions about electronic delivery, please contact Dell’s Investor Relations Department at (512) 728-7800 or www.dell.com/investor.

WEBCAST OF ANNUAL MEETING

We are pleased to offer a Webcast of our 2003 annual meeting. If you choose to view the Webcast, go to www.dell.com/investor shortly before the meeting time and follow the instructions provided. If you miss the meeting, you can view a replay of the Webcast on that site until August 15, 2003.

Please note that you will not be able to vote your shares via the Webcast. So if you plan to view the Webcast, please submit your vote using one of the methods described in the accompanying materials prior to the meeting.

www.dell.com/investor

ii

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by Dell Computer Corporation, on behalf of the Board of Directors, for the 2003 Annual Meeting of Stockholders. This Proxy Statement and the related proxy form are being distributed on or about June       , 2003.

You can vote your shares using one of the following methods:

•	Vote through the Internet at www.proxyvote.com
•	Vote by telephone using the toll-free number shown on the proxy card
•	Complete and return a written proxy card

Internet and telephone voting are available 24 hours a day, and if you use one of those methods, you do not need to return a proxy card. The deadline for voting through the Internet or by telephone is 11:59 p.m., Eastern Time, on July 17, 2003.

You can also vote in person at the meeting, and submitting your voting instructions by any of the methods mentioned above will not affect your right to attend the meeting and vote.

Stockholders are being asked to consider four proposals at the meeting. The following is a summary of the proposals and the voting recommendations of the Board of Directors:

SUMMARY OF PROPOSALS

Board
Proposal	Recommendation

1 – Election of Directors	FOR

2 – Elimination of Classified Board	FOR

3 – Change of Company Name to “Dell Inc.”	FOR

4 – Approval of Executive Annual Incentive Bonus Plan	FOR

The details of each proposal are set forth below.

www.dell.com/investor

PROPOSAL 1 – ELECTION OF DIRECTORS

The first proposal to be voted on at the meeting is the election of three directors, and the Board’s nominees are Michael A. Miles, Alex J. Mandl and Morton L. Topfer, each of whom is currently serving as a Dell director. Biographical information about each of these nominees is included in “Director Information” below.

If Proposal 2 (Elimination of Classified Board) is approved by the stockholders at the meeting, each of these nominees will be elected to serve a one-year term and will be subject to reelection next year along with all the other directors. See “Proposal 2 — Elimination of Classified Board” below. If Proposal 2 is not approved, each of these nominees will be elected to serve a three-year term.

The Board of Directors recommends a vote “FOR” all nominees.

The Board has no reason to believe that any nominee would be unable or unwilling to serve if elected. If a nominee becomes unable or unwilling to accept nomination or election, the Board will either select a substitute nominee or will reduce the size of the Board. If you have submitted a proxy and a substitute nominee is selected, your shares will be voted for the election of the substitute nominee.

In accordance with Dell’s Bylaws, directors are elected by a plurality of the votes of shares represented and entitled to be voted at the meeting. That means the three nominees will be elected if they receive more affirmative votes than any other nominees.

Director Information

Set forth below is biographical and other information, as of May 1, 2003, about the persons who will make up the Board following the meeting, assuming election of the nominees named above.

Donald J. Carty Age: 56 Director since December 1992 Board committees: Audit	Mr. Carty is the former Chairman of the Board and Chief Executive Officer of AMR Corporation, positions he held from 1998 until April 2003. From 1998 to 2002, Mr. Carty also held the position of President of AMR Corporation. From 1995 to 1998, he was President AMR Airline Group/ AA for American Airlines, Inc., a subsidiary of AMR Corporation. Mr. Carty has held other executive level positions with American Airlines, Inc. or its subsidiaries since 1978. Mr. Carty is also a director of Sears, Roebuck and Co.
www.dell.com/investor

Michael S. Dell Age: 38 Director since May 1984 No Board committees	Mr. Dell has been Chairman of the Board and Chief Executive Officer since he founded Dell in 1984. He is Vice Chairman of the U.S. Business Council, a member of the Executive Committee of the World Business Council, chairman of the Computer Systems Policy Project and a member of the U.S. President’s Council of Advisors on Science and Technology.

William H. Gray, III Age: 61 Director since November 2000 Board committees: Audit, Governance and Nominating	Mr. Gray is the President and Chief Executive Officer of The College Fund/ UNCF, positions he has held since September 1991. Mr. Gray has also served as the Senior Minister of the Bright Hope Baptist Church in Philadelphia since 1972. From 1979 to 1991, Mr. Gray served as a United States Congressman from Pennsylvania. During his tenure, he was Chairman of the House Budget Committee, a member of the Appropriations Committee, Chairman of the House Democratic Caucus and Majority Whip. Mr. Gray is also a director of Viacom Inc., J.P. Morgan Chase & Co., Electronic Data Systems Corporation, Prudential Financial Inc., Rockwell International Corporation, Visteon Corporation and Pfizer Corporation.

Judy C. Lewent Age: 54 Director since May 2001 Board committees: Finance, Compensation	Ms. Lewent is Executive Vice President and Chief Financial Officer and President, Human Health Asia of Merck & Co., Inc. She has served as Chief Financial Officer of Merck since 1990 and has also held various other financial and management positions since joining Merck in 1980. Ms. Lewent is a director of Johnson & Johnson Merck Consumer Pharmaceuticals Company, Merck/ Shering-Plough Partnership, Motorola, Inc. and Merial Limited. Ms. Lewent is also a trustee of the Rockefeller Family Trust, a Massachusetts Institute of Technology Corporation life member, a director of the National Bureau of Economic Research and a member of the Penn Medicine Executive Committee and the RAND Health Board of Advisors.
www.dell.com/investor

Thomas W. Luce, III Age: 62 Director since November 1991 Board committees: Audit	Mr. Luce is Of Counsel with the law firm Hughes & Luce, L.L.P., Dallas, Texas, having co-founded the firm in 1973. He is also a partner with Luce & Williams, Ltd., a business advisory firm. From October 1991 through April 1992, Mr. Luce was Chairman of the Board and Chief Executive Officer of First Southwest Company, a Dallas-based investment firm that is a member of the National Association of Securities Dealers, Inc.

Klaus S. Luft Age: 61 Director since March 1995 Board committees: Compensation	Mr. Luft is the founder, owner and President of MATCH — Market Access for Technology Services GmbH, a private company established in 1994 and headquartered in Munich, Germany. MATCH provides sales and marketing services to high technology companies. Since August 1990, Mr. Luft has served and continues to serve as Vice Chairman and International Advisor to Goldman Sachs Europe Limited. From March 1986 to November 1989, he was Chief Executive Officer of Nixdorf Computer AG, where he served for more than 17 years in a variety of executive positions in marketing, manufacturing and finance.

Alex J. Mandl Age: 59 Director since November 1997 Board committees: Finance	Mr. Mandl has been President and Chief Executive Officer of Gemplus International S.A. since August 2002. He has served as Principal of ASM Investments, a company focusing on early stage funding in the technology sector since April 2001. From 1996 to March 2001, Mr. Mandl was Chairman and CEO of Teligent, Inc., which offered business customers an alternative to the Bell Companies for local, long distance and data communication services. With the collapse of the new local competitive telecom (CLEC) industry and the closing of capital markets for this sector, on May 21, 2001 Teligent filed for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code. Mr. Mandl was AT&T’s President and Chief Operating Officer from 1994 to 1996, and its Executive Vice President and Chief Financial Officer
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from 1991 to 1993. From 1988 to 1991, Mr. Mandl was Chairman of the Board and Chief Executive Officer of Sea- Land Services Inc. Mr. Mandl is a board member of Haas School of Business at the University of California at Berkeley, Willamette University and the American Enterprise Institute for Public Policy Research.

Michael A. Miles Age: 63 Director since February 1995 Board committees: Compensation, Governance and Nominating	Mr. Miles is a special limited partner of Forstmann Little and Co. He is the former Chairman of the Board and Chief Executive Officer of Philip Morris Companies Inc., having served in those positions from September 1991 to July 1994. Prior to September 1991, Mr. Miles was Vice Chairman and a member of the board of directors of Philip Morris Companies Inc. Mr. Miles is also a director of AOL Time Warner Inc., The Allstate Corporation, AMR Corporation, Community Health Systems, Inc., Exult, Inc., Morgan Stanley and Sears, Roebuck and Co.

Samuel A. Nunn, Jr. (Presiding Director) Age: 64 Director since December 1999 Board committees: Audit, Governance and Nominating	Mr. Nunn is a senior partner in the law firm of King & Spalding, where he focuses his practice on international and corporate matters. He is also co-Chairman and Chief Executive Officer of the Nuclear Threat Initiative (NTI), a charitable organization working to reduce the global threats from nuclear, biological and chemical weapons. From 1972 through 1996, he served as a United States Senator from Georgia. During his tenure as Senator, he served as Chairman of the Senate Armed Services Committee and the Permanent Subcommittee on Investigations. He also served on the Intelligence and Small Business Committees. Mr. Nunn serves as a director of the following publicly-held companies: ChevronTexaco Corporation, The Coca-Cola Company, General Electric Company, Internet Security Systems, Inc., Scientific-Atlanta, Inc. and Total System Services, Inc.
www.dell.com/investor

Morton L. Topfer Age: 66 Director since December 1999 Board committees: Finance	Mr. Topfer is Managing Director of Castletop Capital. He previously served at Dell in both the role of Vice Chairman (June 1994 to December 1999) and Counselor to the Chief Executive Officer (December 1999 to February 2002). Prior to joining Dell, Mr. Topfer served for 23 years at Motorola, Inc. where he held several executive positions, last serving as Corporate Executive Vice President and President of the Land Mobile Products Sector. Mr. Topfer was conferred the Darjah Johan Negeri Penang State Award in July 1996 by the Governor of Penang for contributions to the development of the electronics industry in Malaysia. He serves as a director for Bio Reference Laboratories and Measurement Specialties, Inc. and as Chairman of Sheer Networks.

Michael H. Jordan, who became Chairman and Chief Executive Officer of Electronic Data Systems Corporation in March 2003, resigned from the Board in April 2003 citing the demands of his new position. Mr. Jordan had been a Dell director for eleven years. Following Mr. Jordan’s resignation, the Board has passed a resolution reducing the size of the Board of Directors from eleven to ten.

Corporate Governance

Corporate Governance Principles. The Board of Directors believes that adherence to sound corporate governance policies and practices is important in ensuring that Dell is governed and managed with the highest standards of responsibility, ethics and integrity and in the best interests of its stockholders. The Board has adopted Principles of Corporate Governance, which provide an effective corporate governance framework for Dell, intending to reflect a set of core values that provide the foundation for Dell’s governance and management systems and its interactions with others. A copy of those principles can be found on Dell’s website at www.dell.com/commitment.

Director Independence. As stated in the corporate governance principles, the Board believes that the interests of the stockholders are best served by having a substantial number of objective, independent representatives on the Board. For this purpose, a director will be considered to be “independent” only if the Board affirmatively determines that the director does not have any direct or indirect material relationship with Dell that may impair, or appear to impair, the director’s ability to make independent judgments.

www.dell.com/investor

The Board has recently evaluated all relationships between each director and Dell and has made the following determinations with respect to each director’s “independence”:

DIRECTOR INDEPENDENCE

Director	Status[a]

Mr. Carty	Independent

Mr. Dell	Not independent [b]

Mr. Gray	Independent

Ms. Lewent	Independent

Mr. Luce	Independent[c]

Mr. Luft	Independent

Mr. Mandl	Independent

Mr. Miles	Independent

Mr. Nunn	Independent[d]

Mr. Topfer	Not independent [e]

a –	Unless otherwise noted, the Board’s determination that a director is “independent” was made on the basis of the objective standards set forth in the Principles of Corporate Governance.

b –	Mr. Dell is Dell’s Chairman and Chief Executive Officer and, therefore, is not independent under the standards set forth in the Principles of Corporate Governance.

c –	Mr. Luce is affiliated with the law firm of Hughes & Luce L.L.P., Dallas, Texas. Dell periodically retains Hughes & Luce to provide legal services and during fiscal 2003 paid that firm approximately $330,000 in legal fees, which was less than 1% of that firm’s gross revenues for its last full fiscal year. Mr. Luce is also a co-founder and Chairman of the Board of the National Center for Educational Accountability (the “NCEA”), a not-for-profit organization dedicated to improving public education. During 2002, The Michael and Susan Dell Foundation contributed $250,000 to the NCEA, which amount constituted approximately 6% of the organization’s charitable receipts for 2002. The Board has concluded that neither of these relationships is material or otherwise impairs, or appears to impair, Mr. Luce’s ability to make independent judgments and, therefore, does not prevent Mr. Luce from being an “independent” director.

In making that determination, the Board considered the following factors with respect to the Hughes & Luce relationship: Mr. Luce no longer practices law through Hughes & Luce nor does he otherwise personally provide any legal services to Dell; Mr. Luce receives a fixed monthly stipend from Hughes & Luce, which is unrelated to the amount of fees paid to the firm by Dell or any other client; and the amount of fees paid to Hughes & Luce by Dell is insignificant both to Dell and the firm. The Board considered the following factors with respect to the NCEA relationship: Mr. Luce’s relationship with the NCEA is strictly philanthropic and he receives no compensation or other financial benefits from the organization; the organization’s stated charitable purposes correspond directly with the historical philanthropic focus of The Michael and Susan Dell Foundation; and the amount of the contribution was less than 2% of the total charitable contributions made by The Michael and Susan Dell Foundation for the year.

d –	Mr. Nunn is a senior partner with the law firm of King & Spalding, Atlanta, Georgia. Dell has in the past retained King & Spalding to provide legal services to Dell and during fiscal 2003 paid that firm approximately $26,000 in legal fees, which was less than 1% of that firm’s gross revenues for its last full fiscal year. The Board has concluded that this relationship is not material and does not otherwise impair, or appear to impair, Mr. Nunn’s ability to make independent judgments and, therefore, does not prevent Mr. Nunn from being an “independent” director. In making that

www.dell.com/investor

determination, the Board considered the following factors: Mr. Nunn does not personally provide any legal services to Dell; and the amount of fees paid to King & Spalding by Dell is insignificant both to Dell and the firm.

e –	Mr. Topfer is a former executive officer of Dell and, therefore, is not independent under the standards set forth in the Principles of Corporate Governance.

The Board will continue to monitor the standards for director independence established under applicable law or Nasdaq listing requirements and will ensure that Dell’s Principles of Corporate Governance continue to be consistent with those standards.

Dell purchases services, supplies and equipment in the normal course of business from many suppliers and sells or leases products and services to many customers. In some instances, these transactions occur with companies with which members of the Board of Directors have relationships as directors or executive officers. For fiscal 2003, none of these transactions was significant or reportable, either individually or collectively.

Committees. The Board maintains the following committees to assist it in discharging its oversight responsibilities:

•	Audit Committee. The Audit Committee assists the Board in fulfilling its responsibilities to provide oversight with respect to Dell’s financial statements and reports and other disclosures provided to stockholders, the system of internal controls and the audit process. Its primary duties include reviewing the scope and adequacy of Dell’s internal accounting and financial controls; reviewing the scope and results of the audit plans of Dell’s independent and internal auditors; reviewing the objectivity, effectiveness and resources of the internal audit function; and appraising Dell’s financial reporting activities and the accounting standards and principles followed. The Audit Committee also selects and engages Dell’s independent auditors and approves their fees.

The Audit Committee is comprised entirely of directors who satisfy the standards of independence established under Dell’s Principles of Corporate Governance, as well as additional or supplemental independence standards applicable to audit committee members established under applicable law and Nasdaq listing requirements. In addition, the Board has determined that Mr. Carty, the current Chair of the Audit Committee, is a “financial expert” within the meaning of the current rules of the Securities and Exchange Commission.

•	Compensation Committee. The Compensation Committee reviews and approves, on behalf of the Board, the amounts and types of compensation to be paid to Dell’s executive officers and the non-employee directors; reviews and approves, on behalf of the Board, all bonus and equity compensation to be paid to other Dell employees; and administers Dell’s stock-based compensation plans. The Compensation Committee is comprised entirely of directors who satisfy the standards of independence established in Dell’s Principles of Corporate Governance, as well as additional or supplemental independence standards applicable to compensation committee members established under applicable law and Nasdaq listing requirements.

www.dell.com/investor

•	Governance and Nominating Committee. The Governance and Nominating Committee oversees all matters of corporate governance for Dell, including formulating and recommending to the full Board governance policies and processes and monitoring and safeguarding the independence of the Board, and selects, evaluates and recommends to the full Board qualified candidates for election or appointment to the Board. This committee also recommends the structure and membership of the Board committees and administers an annual self-evaluation of board performance. The Governance and Nominating Committee is comprised entirely of directors who satisfy the standards of independence established in Dell’s Principles of Corporate Governance.

•	Finance Committee. The Finance Committee oversees all areas of corporate finance for Dell, including capital structure, equity and debt financings, capital expenditures, cash management, banking activities and relationships, investments, foreign exchange activities and share repurchase activities.

Each committee is governed by a written charter approved by the full Board. These charters form an integral part of the Principles of Corporate Governance, and a copy of each charter and can be found with those principles on Dell’s website at www.dell.com/ commitment.

Meetings and Attendance. During fiscal 2003, the full Board held six meetings, the Audit Committee met nine times, the Compensation Committee met six times, the Governance and Nominating Committee met twice and the Finance Committee met four times. All directors attended at least 75% of the meetings of the full Board and the meetings of the committees on which they served.

Director Compensation

Mr. Dell is the only director who is also a Dell employee, and he does not receive any additional compensation for serving on the Board of Directors.

Annual Retainer Fee. Each non-employee director receives an annual retainer fee, which was $40,000 during fiscal 2003. The director can receive that amount in cash, can defer all or a portion of it into a deferred compensation plan or, at the discretion of the Compensation Committee, can receive fair market value stock options or restricted stock in lieu of cash. Amounts deferred into the deferred compensation plan are payable in a lump sum or in installments beginning upon termination of service as a director. The number of options or shares of restricted stock received in lieu of the annual retainer fee (or the method of computing the number) and the terms and conditions of those awards are determined from time to time by the Compensation Committee.

Option or Stock Awards. The non-employee directors are also eligible for stock option and restricted stock awards. The number of options or shares awarded, as well as the other terms and conditions of the awards (such as vesting and exercisability schedules and termination provisions) are generally within the discretion of the Compensation Committee, except that (1) no non-employee director may receive awards (not including awards in lieu of annual cash retainer) covering more than 50,000 shares of stock in any year (other than the year the

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director joins the Board, when the limit is two times the normal annual limit), (2) no more than 20% of the awards granted to a non-employee director during a year (not including awards in lieu of annual cash retainer) may consist of restricted stock, (3) the exercise price of any option cannot be less than the fair market value of the stock on the date of grant and (4) no option can become exercisable, and no share of restricted stock can become transferable, earlier than six months from the date of grant. In addition, like all options granted under Dell’s 2002 Long-Term Incentive Plan, no option granted to non-employee directors can be “repriced” if the effect would be to reduce the exercise price per share.

Other Benefits. Dell reimburses directors for the reasonable expenses associated with attending Board meetings and provides them with liability insurance coverage for their activities as directors of Dell.

Under Dell’s Certificate of Incorporation and Bylaws, the directors are entitled to indemnification from Dell to the fullest extent permitted by Delaware corporate law. Dell recently entered into indemnification agreements with each of the non-employee directors. Those agreements do not increase the extent or scope of the indemnification provided, but were entered into to establish processes and procedures for indemnification claims. A copy of the form of indemnification agreement is contained as an exhibit to Dell’s Annual Report on Form 10-K for fiscal 2003, as filed with the Securities and Exchange Commission.

Compensation During Fiscal 2003. The following table describes the compensation paid to the non-employee directors for the last fiscal year.

	Cash	Options
Name	Payments	Granted[a]

Mr. Carty	$40,000	28,420

Mr. Gray	40,000	28,420

Mr. Jordan[b]	40,000	28,420

Ms. Lewent[c]	0	32,980

Mr. Luce[c]	0	32,980

Mr. Luft[c]	0	32,980

Mr. Mandl	40,000	28,420

Mr. Miles[c]	0	32,980

Mr. Nunn[c]	0	32,980

Mr. Topfer[c]	0	32,980

a –	Effective July 18, 2002, each non-employee director received options to purchase 28,420 shares of common stock with an exercise price of $26.32 per share. The options vest and become exercisable ratably over five years (20% per year), so long as the director remains a member of the Board. The options terminate when the director ceases to be a member of the Board (if the Board demands or requests the director’s resignation), 90 days after the director ceases to be a member of the Board (if the director resigns for any other reason) or one year after the director ceases to be a member of the Board because of death or permanent disability. In any event, the options terminate ten years from the date of grant. The options are transferable to family members under specified conditions.

b –	Mr. Jordan resigned from the Board in April 2003. See “Proposal 1 — Election of Directors — Director Information” above.

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c –	Elected to receive options in lieu of the annual retainer. The number of options granted (4,560) was determined by dividing 300% of the foregone retainer amount by the exercise price, which was set at the market value of the common stock on the date of grant ($26.32). The options are fully vested, but they become exercisable ratably over five years (20% per year). The options terminate on the tenth anniversary of the date of grant. These options are also transferable to family members under specified conditions.

PROPOSAL 2 —	ELIMINATION OF CLASSIFIED BOARD

The Board is currently separated into three classes, as follows:

Class I — Mr. Carty, Mr. Gray, Ms. Lewent and Mr. Luce

Class II — Mr. Dell, Mr. Luft and Mr. Nunn

Class III — Mr. Mandl, Mr. Miles and Mr. Topfer

Each year, the stockholders are requested to elect the directors comprising one of the classes for a three-year term. Currently, the term of the Class I directors is set to expire in 2004, the term of the Class II directors is set to expire in 2005 and the term of the Class III directors is set to expire in 2003 at this year’s annual meeting. Because of the classified board structure, stockholders have the opportunity to vote on only roughly one-third of the directors each year.

The Board of Directors is proposing an amendment to Dell’s Certificate of Incorporation to eliminate the classified board structure. If the stockholders approve this proposal, the terms of all directors will expire at the annual meeting of stockholders each year and their successors will be elected for one-year terms that will expire at the next annual meeting. The text of the actual amendment to the Certificate of Incorporation is set forth in Appendix A.

The Board of Directors recommends a vote “FOR” the elimination of the classified board.

The concept of a classified board is an anti-takeover measure that the Board of Directors feels is no longer appropriate given Dell’s size and stature. Rather, the Board believes that stockholders should have the opportunity to vote on all directors each year and believes that this will be an effective way to maintain and enhance the accountability of the Board.

As noted above, if the stockholders approve this proposal, each of the three directors who are elected this year (who would otherwise comprise Class III) will be elected for a one-year term that will expire at next year’s annual meeting. In addition, each of the four directors who would otherwise comprise Class II and whose terms would otherwise expire in 2005 has agreed to voluntarily relinquish the third year of his existing three-year term upon approval of this proposal. Consequently, if this proposal is approved by the stockholders, the entire Board of Directors will be subject to election at next year’s annual meeting of stockholders.

Approval of the amendment to the Certificate of Incorporation that is required to effect the elimination of the classified board requires the affirmative vote of at least 66 2/3% of the shares of common stock issued and outstanding as of the record date.

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Therefore, approval of this proposal will require the affirmative vote of                        shares.

PROPOSAL 3 —	CHANGE OF COMPANY NAME TO “DELL INC.”

Dell’s Certificate of Incorporation currently specifies the name of the company as “Dell Computer Corporation.” The Board of Directors is proposing an amendment to Dell’s Certificate of Incorporation to change the company’s name to “Dell Inc.” If the stockholders approve this proposal, Article First of Dell’s Certificate of Incorporation will be amended to read in its entirety as follows:

“FIRST: The name of the corporation is Dell Inc.”

The Board of Directors recommends a vote “FOR” changing the company name to “Dell Inc.”

While Dell began as a supplier of personal computers, our capabilities now reach deeply into the enterprise and we are a leading seller of servers, storage systems and other technology products and services. Therefore, the Board of Directors believes that “Dell Computer Corporation” is no longer reflective of Dell’s business as it exists today. Changing the company’s name to “Dell Inc.” represents Dell’s evolution from strictly a computer hardware company to a diverse supplier of technology products and services. In addition, recognition of the “Dell” brand has grown so that the company is commonly known simply as “Dell.” The change of the name to “Dell Inc.” more closely aligns our formal corporate name with our brand.

Approval of the amendment to the Certificate of Incorporation that is required to effect the change of the company name to “Dell Inc.” requires the affirmative vote of a majority of the shares of common stock issued and outstanding as of the record date. Therefore, approval of this proposal will require the affirmative vote of                        shares.

PROPOSAL 4 —	APPROVAL OF EXECUTIVE ANNUAL INCENTIVE BONUS PLAN

In April 2003, the Board of Directors, upon the recommendation of the Compensation Committee, unanimously approved and adopted the Executive Annual Incentive Bonus Plan (the “Annual Bonus Plan”) to govern the award and payment of annual cash bonuses to certain of Dell’s executive officers and directed that the Annual Bonus Plan be submitted to Dell’s stockholders for approval so that payments under the Annual Bonus Plan will be deductible by Dell for federal income purposes.

The Board of Directors recommends a vote “FOR” the approval of the Annual Bonus Plan.

The purpose of the Annual Bonus Plan is to enhance Dell’s ability to attract and retain highly qualified executives and to provide additional financial incentives to those executives to promote Dell’s success. The Annual Bonus Plan is also

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intended to satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code.

The Annual Bonus Plan will replace the substantially identical Executive Incentive Bonus Plan that was approved by the stockholders at the 1998 annual meeting and is set to expire at this year’s annual meeting.

The Board believes that it is in the best interests of Dell and its stockholders to ensure that cash bonuses to be paid to its executive officers are deductible by Dell for federal income tax purposes. Accordingly, Dell has structured the Annual Bonus Plan to satisfy the requirements of Section 162(m) for “performance-based” compensation. Generally, Section 162(m) of the Internal Revenue Code prevents a company from receiving a federal income tax deduction for compensation paid to a “Named Executive Officer” (see the “Executive Compensation — Summary Compensation Table” below) in excess of $1 million for any year, unless that compensation is performance-based. One of the requirements of “performance-based” compensation for purposes of Section 162(m) is that the compensation be paid pursuant to a plan that has been approved by the company’s stockholders. The Board also believes that the Annual Bonus Plan serves Dell’s interests by focusing management’s attention on the achievement of those goals that the Board determines to be strategically and operationally important for Dell.

If the Annual Bonus Plan is not approved by the stockholders, it is currently contemplated that any annual bonuses for fiscal 2004 and subsequent years for executive officers would be discretionary and that such annual bonuses would not be deductible under Section 162(m) to the extent that (when combined with other non-exempt compensation) they exceed the $1 million limit.

Approval of the Annual Bonus Plan requires the affirmative vote of a majority of the shares represented at the meeting and entitled to vote.

Summary Description of the Annual Bonus Plan

The following is a brief summary of the material features of the Annual Bonus Plan. The full text of the plan document is attached as Appendix B.

Administration and Operation

The Annual Bonus Plan will be administered by a committee of at least two “outside” directors (within the meaning of Section 162(m)) designated from time to time by the Board. Currently, the Compensation Committee has been charged with the responsibility of administering the Annual Bonus Plan. The Compensation Committee will have complete and absolute authority to make any and all decisions regarding the administration of the Annual Bonus Plan, including interpreting the terms and provisions of the Annual Bonus Plan and establishing, adjusting, paying or declining to pay bonuses under the Annual Bonus Plan.

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Eligible Executives

Participation in the Annual Bonus Plan will be limited to “Eligible Executives,” which is defined as the Chief Executive Officer and any other executive officer of Dell designated by the Compensation Committee. No non-employee director or non-executive officer employee will be entitled to participate in, or otherwise receive benefits under, the Annual Bonus Plan. Currently, there are 11 executive officers of Dell, including the Chief Executive Officer.

Performance Goal

The Board has chosen “Consolidated Net Income” as the measure of performance necessary for the payment of bonuses under the Annual Bonus Plan. For purposes of the Annual Bonus Plan, Consolidated Net Income consists of net income before extraordinary items, as reported in Dell’s applicable quarterly or annual published financial statements.

Establishment of Target Bonuses

Within 90 days after the end of each fiscal year, the Compensation Committee will designate those Eligible Executives who are to be participants in the Annual Bonus Plan for that year and will specify the terms and conditions for the determination and payment of an “Incentive Bonus” to each of those participants. The maximum Incentive Bonus that may be payable to any Eligible Executive for any fiscal year will be 0.5% of the Consolidated Net Income for that fiscal year. The Compensation Committee may condition the payment of an Incentive Bonus upon the satisfaction of such objective or subjective standards that the Compensation Committee determines to be appropriate. The Annual Bonus Plan contains special provisions for designating additional Eligible Executives for participation in the Annual Bonus Plan after such 90-day period and determining the amount of their maximum Incentive Bonuses.

Committee Certification and Determination of Incentive Bonuses

As soon as practicable after the end of each fiscal year, the Compensation Committee will certify in writing whether the stated performance goal has been met and will determine the amount of the Incentive Bonus to be paid to each Annual Bonus Plan participant. In determining that amount, the Compensation Committee will consider the target bonuses established at the beginning of the year, the degree to which the established standards were satisfied and any other objective or subjective factors it deems appropriate and may reduce the amount of, or eliminate altogether, any Incentive Bonus that would otherwise be payable.

Payment of Incentive Bonuses

Following the Compensation Committee’s determination of the Incentive Bonuses to be paid, those Incentive Bonuses will be paid in cash (subject to any election made by an Eligible Executive with respect to the deferral of all or a portion of his or her Incentive Bonus or the payment of all or a portion of his or her Incentive Bonus in some form other than cash if such options are available).

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Duration and Amendment

If the Annual Bonus Plan is approved by the stockholders, it will be effective for fiscal 2004 (the current fiscal year of the Company, which commenced on February 1, 2003) and will continue in effect until the fifth anniversary of the date of such approval. The Board, however, may suspend or terminate the Annual Bonus Plan at any time. In addition, the Board may amend the Annual Bonus Plan from time to time as it deems advisable, except that, without the approval of the stockholders, the Board may not amend the Annual Bonus Plan to (a) increase the maximum amount of Incentive Bonus that may be paid or otherwise materially increase the benefits accruing to any Eligible Executive under the Annual Bonus Plan, (b) materially modify the eligibility requirements for participation in the Annual Bonus Plan or (c) change the material terms of the stated performance goal.

Federal Income Tax Consequences

The following is a brief description of the material U.S. federal income tax consequences associated with payments under the Annual Bonus Plan. It is based on existing U.S. laws and regulations, and there can be no assurances that those laws and regulations will not change in the future. Tax consequences in other countries vary.

Under present federal income tax law, an Annual Bonus Plan participant will be taxed at ordinary income rates on the cash portion of the bonus in the year in which such cash was received. If a participant elects to defer a portion of the bonus or to receive it in some form other than cash (if such options are available), the participant may be entitled to defer the recognition of income. Generally, and subject to the provisions of Section 162(m), Dell will receive a federal income tax deduction corresponding to the amount of income recognized by the Annual Bonus Plan participants.

New Plan Benefits

The Incentive Bonuses, if any, that will be paid to Annual Bonus Plan participants for any fiscal year are subject to the discretion of the Compensation Committee and, therefore, are not determinable at this time.

EXECUTIVE COMPENSATION

Compensation Committee Report

Dell’s mission is to be the most successful technology company in the world by delivering the best customer experience in the markets we serve. To accomplish this objective, Dell has developed a comprehensive business strategy that emphasizes maximizing long-term stockholder value through superior financial performance, quality and customer and employee satisfaction.

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Compensation Philosophy

The Compensation Committee of the Board of Directors is committed to implementing a compensation program that furthers Dell’s mission. The committee therefore adheres to the following compensation policies, which are designed to support the achievement of Dell’s business strategies:

•	Executives’ total compensation programs should strengthen the relationship between pay and performance by emphasizing variable, at-risk compensation that is dependent upon the successful achievement of specified corporate, region, business segment, and individual performance goals.

•	A significant amount of pay for senior executives should be comprised of long- term, at-risk pay to focus management on the long-term interests of stockholders.

•	The at-risk components of pay should be comprised primarily of equity-based pay opportunities. Encouraging a personal proprietary interest provides executives with a close identification with Dell and aligns executives’ interests with those of the stockholders. This promotes a continuing focus on building profitability and stockholder value.

•	Total compensation opportunities should enhance Dell’s ability to attract, retain and develop exceptionally knowledgeable and experienced executives upon whom, in large part, the successful operation and management of Dell depends.

•	Base compensation should be targeted at the median of compensation paid to executives of similar high-tech companies.

•	If Dell’s performance exceeds that of its peers, total compensation should be paid above market median, commensurate with the level of success achieved.

The committee compares total compensation levels for Dell’s senior executives to the compensation paid to executives of a peer group of similar high-tech companies. Each year, management develops the peer group based on similar sales volumes, market capitalization, employment levels and lines of business, and we review and approve that selection. For fiscal 2003, the peer group consisted of approximately 20 companies. This group is not the same group used for the industry comparison in the “Five-Year Performance Graph” since it includes additional companies that Dell competes with for employees in addition to industry-product competitors.

Internal Revenue Code Section 162(m) generally limits the U.S. corporate income tax deduction for compensation paid to certain executive officers to $1 million, unless the compensation is “performance based compensation” or qualifies under certain other exceptions. In designing Dell’s compensation programs, the committee carefully considers the effect of this provision together with other factors relevant to the needs of the business. We have historically taken, and intend to continue taking, such steps as we deem reasonably practicable to minimize the impact of Section 162(m).

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Components of Compensation

The key elements of Dell’s executive compensation program are base salary, short-term (annual) incentive and long-term incentive compensation. These elements are addressed separately below.

The committee does not exclusively use quantitative methods or mathematical formulas in setting any element of compensation. In determining each component of compensation, we consider all elements of a senior executive’s total compensation package, including insurance and other benefits.

Base Salaries. Base salaries are targeted at median levels for the peer group of companies and are adjusted to recognize varying levels of responsibility, individual performance, business segment performance and internal equity issues, as well as external pay practices. We review each senior executive’s base salary annually.

Short-Term Incentives. Short-term incentives for fiscal 2003 were paid pursuant to Dell’s Executive Incentive Bonus Plan. This plan was designed to comply with the performance-based compensation exemption under Internal Revenue Code Section 162(m) and was approved by stockholders at the 1998 annual meeting.

Under this plan, the committee establishes a specific annual performance target for each executive officer. The performance target is represented as a specific percentage of consolidated net income and may not exceed 0.5%. We have the discretion to reduce (but not increase) an executive’s bonus amount from the amount that would otherwise be payable under the established performance target. Although the plan does not specify factors the committee will evaluate, we evaluate, among other things, overall company and business segment financial performance, as well as non-financial company performance, in determining the appropriate final incentive bonus payout for each executive.

For fiscal 2003, the committee established a specific percentage of consolidated net income for each executive officer. At the end of the year, we certified that the performance targets had been achieved and that incentive bonus amounts could be paid. In determining the actual incentive bonus amount to be paid to each executive officer, we considered several factors, including company and business segment revenue growth, operating profit margin and non-financial performance relating to improvements in customer satisfaction, product leadership, and globalization. Based on an evaluation of these factors, we modified bonus payout amounts. The amounts paid to the Named Executive Officers are set forth in the Summary Compensation Table.

Long-Term Incentives. In keeping with Dell’s philosophy of providing a total compensation package that favors at-risk components of pay, long-term incentives comprise a significant component of a senior executive’s total compensation package. These incentives are designed to motivate and reward executives for achieving significant financial performance and maximizing stockholder value. They also serve to encourage the long-term employment of key employees.

When awarding long-term incentives, the committee considers an executive’s level of responsibility, prior experience and individual performance criteria, as well as the compensation practices of the peer group of companies used to evaluate total

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compensation. Our objective is to provide executives with above-average long-term incentive award opportunities. Actual long-term incentive gains are designed to be highly leveraged if Dell’s stockholder returns exceed industry norms.

The size of stock option grants is based primarily on the dollar value of the award granted. As a result, the number of shares underlying stock option awards varies and is dependent on the price of Dell’s common stock on the date of grant. The size of the award can also be adjusted based on individual factors.

In March and September 2002, the Company granted stock options with an exercise price set at the fair market value on the date of grant as part of the semi-annual stock option grant cycle. These options generally vest ratably over five years (20% per year) beginning on the first anniversary of the date of grant. The size of each award was determined based on the criteria for awarding long-term incentives stated above.

Because the exercise price of these options is equal to the fair market value of Dell’s common stock on the date of grant, the options have value only if the stock price appreciates from the value on the date the options were granted. This design is intended to focus executives on the enhancement of stockholder value over the long-term and to encourage equity ownership in Dell.

Also, on March 23, 2002, stock options with an exercise price set at 80% of fair market value were granted to three executive officers under Dell’s Executive Stock Ownership Incentive Program. This program allows executives to elect to forego all or a portion of their pretax annual bonus payouts and receive discounted options. Because of the inherent risk in foregoing a cash payment to receive an option grant, the number of shares granted is calculated by dividing the foregone bonus amount by the amount of the discount (20% of the fair market value of the common stock on the grant date). Although the foregone cash payments would have been unrestricted, the discounted options are subject to a two-year vesting schedule.

In March 2003, we approved a new Long-Term Cash Incentive Bonus Program that is designed to demonstrate our commitment to Dell’s long-term growth and profitability goals, which we consider to be important contributors to long-term stockholder value, and to provide incentive for the attainment of those goals. We approved awards under that program to certain selected executives, including all of the executive officers other than Mr. Dell and Mr. Rollins. Awards under this program will be paid in 2007 if specified revenue growth and profitability goals are met over a four-year performance period (beginning with fiscal 2004 and continuing through fiscal 2007).

Compensation of the Chief Executive Officer

In fiscal 2003, Mr. Dell’s annualized base salary remained at $950,000. Mr. Dell’s salary remains below the median base salary earnings for chief executive officers of the peer group of companies. The committee continues to focus on the performance-based elements of Mr. Dell’s compensation package, with less emphasis on fixed base pay.

As a result of the Company’s performance in fiscal 2003, Mr. Dell received an incentive bonus equal to 174% of his target bonus.

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Mr. Dell received a stock option grant of 500,000 shares in March 2002. This grant vests ratably over five years (20% per year) beginning on the first anniversary of the date of grant. We granted the options to provide a level of competitive long-term incentive value, consistent with our philosophy vis-à-vis the market. He also received a stock option grant of 64,940 shares under the Executive Stock Ownership Incentive Program in lieu of receiving his annual bonus in cash.

Conclusion

We believe these executive compensation policies and programs serve the interests of stockholders and Dell effectively. The various pay vehicles offered are carefully designed to provide increased motivation for senior executives to contribute to Dell’s overall future success, thereby enhancing the value of Dell for the stockholders’ benefit.

THE COMPENSATION COMMITTEE

MICHAEL H. JORDAN, Chairman*
MICHAEL A. MILES
KLAUS S. LUFT

*	Mr. Jordan resigned from the Board in April 2003. See “Proposal 1 — Election of Directors — Director Information” above. Ms. Lewent has been added to the Compensation Committee for fiscal 2004.

Compensation Committee Interlocks and Insider Participation

Neither Mr. Jordan, Mr. Miles, nor Mr. Luft is an officer or employee, or former officer or employee, of Dell or any of its subsidiaries. No interlocking relationship exists between the members of Dell’s Board or Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

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Summary Compensation Table

The following table summarizes the total compensation, for each of the last three fiscal years, for Mr. Dell and the four other most highly compensated executive officers who were serving as executive officers at the end of fiscal 2003. These persons are referred to as the “Named Executive Officers.”

						Long-Term
						Compensation Awards

		Annual Compensation				Restricted	Shares
Name and	Fiscal					Stock	Underlying	All Other
Principal Position	Year	Salary	Bonus		Other[b]	Awards[c]	Options[d]	Compensation[e]

Michael S. Dell	2003	$950,000	$2,479,500		—	—	500,000	$6,973
Chairman of the Board,	2002	925,962	347,236	[a]	—	—	1,000,000	34,499
Chief Executive Officer	2001	892,308	1,668,462	[a]	—	—	1,250,000	27,264

Kevin B. Rollins	2003	770,962	2,012,210		—	—	500,000	8,073
President and Chief	2002	721,154	243,389	[a]	—	—	5,350,000	11,904
Operating Officer	2001	688,462	1,158,923	[a]	—	—	1,250,000	6,423

Paul D. Bell	2003	472,115	699,422		$748,623	—	400,000	6,564
Senior Vice President,	2002	444,231	188,798		596,190	—	1,400,000	7,513
Europe, Middle East	2001	390,769	448,800	[a]	233,713	—	600,000	5,821
and Africa

Joseph A. Marengi	2003	472,115	699,422		—	—	400,000	17,826
Senior Vice President,	2002	439,040	193,539		—	—	1,400,000	8,974
Americas	2001	426,931	496,770		—	—	375,000	25,565

Rosendo G. Parra	2003	472,115	699,422		—	—	400,000	14,640
Senior Vice President,	2002	435,577	185,120	[a]	—	—	1,400,000	31,354
Americas	2001	392,308	415,846	[a]	—	—	550,000	11,224

a –	Elected to receive options in lieu of this annual bonus amount under the Executive Stock Ownership Incentive Program, which is described in note c to the table below entitled “Option Grants in Last Fiscal Year.” This program was not offered for bonuses earned in fiscal 2003.

b –	Includes the cost of providing various perquisites and personal benefits if the amount exceeds $50,000 in any year. The amounts for Mr. Bell consist of payments made in connection with his expatriate assignment (to cover housing, automobile and other expenses, as well as tax equalization) and, for fiscal 2001, $3,681 for personal financial counseling.

c –	At the end of fiscal 2003, Mr. Marengi held 91,200 shares of restricted stock valued at $2,176,032. This value was calculated using the closing price of the common stock on the last trading day of the fiscal year ($23.86). Dividends are payable on the shares of restricted stock if and when declared by the Board at the same rate as they are paid to all common stockholders. Neither Mr. Dell, Mr. Rollins, Mr. Bell nor Mr. Parra held any shares of restricted stock at the end of fiscal 2003.

d –	Does not include options granted in lieu of annual bonus under the Executive Stock Ownership Incentive Program (see note a). For information regarding the stock option grants made during fiscal 2003, see the table below entitled “Option Grants in Last Fiscal Year.”

e –	Includes the value of Dell’s contributions to the company-sponsored 401(k) plan and deferred compensation plan and the amount paid by Dell for term life insurance coverage under health and welfare plans.

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Stock Options

The following table sets forth certain information about the stock option awards that were made to the Named Executive Officers during fiscal 2003. All of these options are transferable to family members under specified conditions.

OPTION GRANTS IN LAST FISCAL YEAR

			Percentage
	Number of		of Total		Fair
	Shares		Options		Market
	Underlying		Granted to	Exercise	Value on			Grant Date
	Options		Employees In	Price Per	Grant	Grant	Expiration	Present
Name	Granted		Fiscal Year	Share	Date	Date	Date	Value[a]

Mr. Dell	500,000	[b]	0.59%	$27.64	$27.64	3/7/02	3/7/12	$4,451,250
	64,940	[c]	0.08%	21.39	26.74	3/22/02	3/22/12	869,547

Mr. Rollins	500,000	[b]	0.59%	27.64	27.64	3/7/02	3/7/12	4,451,250
	45,586	[c]	0.05%	21.39	26.74	3/22/02	3/22/12	610,397

Mr. Bell	200,000	[b]	0.24%	27.64	27.64	3/7/02	3/7/12	1,780,500
	200,000	[b]	0.24%	25.45	25.45	9/5/02	9/5/12	1,639,500

Mr. Marengi	200,000	[b]	0.24%	27.64	27.64	3/7/02	3/7/12	1,780,500
	200,000	[b]	0.24%	25.45	25.45	9/5/02	9/5/12	1,639,500

Mr. Parra	200,000	[b]	0.24%	27.64	27.64	3/7/02	3/7/12	1,780,500
	35,354	[c]	0.04%	21.39	26.74	3/22/02	3/22/12	473,390
	200,000	[b]	0.24%	25.45	25.45	9/5/02	9/5/12	1,639,500

a –	Calculated using the Black-Scholes model with the following material assumptions and adjustments: (1) an interest rate equal to the rate on U.S. Treasury securities with a maturity date corresponding to the assumed option term of five years; (2) volatility determined using daily stock prices during the five-year period immediately preceding date of grant; (3) a dividend rate of $0; and (4) in each case (other than the options described in note c), a reduction of 25% to reflect the probability of forfeiture due to termination of employment prior to vesting and the probability of a shortened option term due to termination of employment prior to the option expiration date. The actual value realized will depend on the difference between the market value of the common stock on the date the option is exercised and the exercise price.

b –	These options vest and become exercisable ratably over five years (20% per year) beginning on the first anniversary of the date of grant.

c –	These options were granted as a part of the Executive Stock Ownership Incentive Program, under which the executives can elect to receive options in lieu of their annual bonus. The exercise price of the options was 80% of the fair market value of the common stock on the date of grant, and the number of shares awarded was calculated by dividing the designated bonus amount by 20% of the fair market value of the common stock on the date of grant. The awards shown were granted in lieu of the 2002 annual bonus amounts shown in the “Summary Compensation Table” above. These options vest and become exercisable with respect to 50% of the underlying shares on each of the first two anniversaries of the date of grant.

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The following table sets forth certain information about option exercises during fiscal 2003 by the Named Executive Officers and the value of their unexercised options at the end of the year.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

			Number of Shares		Value of Unexercised
			Underlying Unexercised		In-the-Money Options
	Shares		Options at Fiscal Year-End		at Fiscal Year-End[b]
	Acquired	Value
Name	On Exercise	Realized[a]	Exercisable	Unexercisable	Exercisable	Unexercisable

Mr. Dell	0	$0	9,979,776	7,213,599	$82,228,794	$12,361,198

Mr. Rollins	0	0	6,340,607	6,101,759	78,899,577	598,580

Mr. Bell	0	0	889,451	2,191,901	819,195	603,500

Mr. Marengi	440,000	8,194,500	521,562	1,872,716	70,400	428,800

Mr. Parra	102,400	2,318,755	642,292	2,012,103	107,200	516,124

a –	If the shares were sold immediately upon exercise, the value realized was calculated using the difference between the actual sales price and the exercise price. Otherwise, the value realized was calculated using the difference between the closing price of the common stock on the date of exercise and the exercise price.

b –	Amounts were calculated using the closing price of the common stock on the last trading day of fiscal year ($23.86).

Long-Term Cash Incentive Bonus Awards

In March 2003, the Compensation Committee approved a Long-Term Cash Incentive Bonus Program and granted awards under that program to certain selected senior executives (not including either Mr. Dell or Mr. Rollins). The purpose of the program is to demonstrate commitment to, and provide incentive for the attainment of, Dell’s long-term growth and profitability goals, which the Compensation Committee considers to be important contributors to long-term stockholder value.

Under the program, certain revenue growth and profitability metrics are measured over the course of a four-year performance period (beginning with fiscal 2004 and continuing through fiscal 2007). If actual performance, on an annual and cumulative basis, meets specified target and threshold levels, executives who receive awards under the program will be entitled to receive cash bonuses at the end of the four-year performance period. The amount of an executive’s long-term cash incentive bonus will be equal to the sum of a base amount (equal to the amount of the executive’s annual cash bonus for fiscal 2003) plus annual amounts computed for each of the four years included in the performance period. If the annual performance targets and thresholds for a year are met, the annual amount that will be included in the long-term cash incentive bonus calculation will be a multiple of the executive’s annual cash bonus for that year (subject to specified limitations), as

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follows: 150% for fiscal 2004, 200% for fiscal 2005, 250% for fiscal 2006 and 300% for fiscal 2007.

The long-term cash incentive bonuses will be paid to the participating executives only if specified cumulative performance thresholds are met. Payment of each executive’s long-term cash incentive bonus is also conditioned on continued employment and eligibility.

Because the amount of an executive’s long-term cash incentive bonus is dependent on (a) the amount of his or her annual cash bonus for each year during the four-year performance period (which cannot be determined at this time) and (b) the satisfaction of specified annual performance targets and thresholds, it is not possible to estimate the amount of the long-term cash incentive bonuses that will be paid at the end of the performance period. The following table describes, for each of the Named Executive Officers who were granted awards under this program, the maximum amount of the long-term cash incentive bonus that would be payable following fiscal 2007 assuming (1) satisfaction of all performance targets and thresholds, as well as all other vesting conditions, and (2) the annual cash bonus paid for each of the next four fiscal years is the same as that paid for fiscal 2003:

LONG-TERM CASH INCENTIVE BONUS PAYOUTS

	Performance Period	Representative
Name[a]	(Fiscal Years)	Future Payout[b]

Mr. Bell	2004 – 2007	$6,994,220

Mr. Marengi	2004 – 2007	$6,994,220

Mr. Parra	2004 – 2007	$6,994,220

a –	Awards under the Long-Term Cash Incentive Bonus Program were granted in March 2003 to certain selected senior executives. Neither Mr. Dell nor Mr. Rollins are participating in the program.

b –	Presented solely for purposes of demonstrating the calculation of long-term cash incentive bonuses. Actual amount to be paid, if any, cannot be reasonably estimated at this time. In no event may any award under the program exceed the lesser of (1) 0.1% of cumulative consolidated operating income over the four-year performance period or (2) 0.5% of cumulative consolidated net income over the four-year performance period.

Awards under this program were made pursuant to the 2002 Long-Term Incentive Plan, which was approved by the stockholders last year at the 2002 annual meeting. Compensation paid pursuant to this program should qualify as “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code.

Equity Compensation Plans

Equity Compensation Plans Approved by Stockholders

Stock Option Plans. Dell stockholders have approved the 1989 Stock Option Plan, the 1993 Stock Option Plan, the 1994 Incentive Plan and the 2002 Long-Term Incentive Plan. Although options are still outstanding under the 1989, 1993 and 1994

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plans, no shares are available for future awards. Dell currently uses the 2002 Long-Term Incentive Plan for stock-based incentive awards. These awards can be in the form of stock options, stock appreciation rights and restricted stock. Stock options are generally issued at the fair market value on the date of grant and typically vest ratably over five years.

Employee Stock Purchase Plan. Dell maintains an employee stock purchase plan that is available to substantially all employees. Participating employees may purchase common stock at the end of each participation period at a purchase price equal to 85% of the lower of the fair market value of the stock at the beginning or the end of the period. The six-month participation periods run from January to June and from July to December each year. Employees may contribute up to 15% of their base compensation to the plan subject to certain IRS limits on stock purchases through the plan. This plan has been approved by stockholders.

Equity Compensation Plans Not Approved by Stockholders

Broad Based Stock Option Plan. In October 1998, the Board of Directors approved the Broad Based Stock Option Plan, which permitted awards of fair market value stock options to non-executive employees. This plan was terminated by the Board in November 2002, and options are no longer being awarded under this plan.

Summary Table

The following table sets forth, for each of Dell’s equity compensation plans, the number of outstanding options and the number of shares remaining available for issuance as of the end of fiscal 2003.

EQUITY COMPENSATION PLANS

			Number of Securities
			Remaining Available for
	Number of Securities		Future Issuance Under
	to be Issued Upon	Weighted-Average	Equity Compensation
	Exercise of	Exercise Price of	Plans (excluding securities
Plan Category	Outstanding Options	Outstanding Options	reflected in first column)

Plans approved by stockholders	377,663,632	$26.83	384,195,636 [a]

Plans not approved by stockholders	9,074,691 [b]	$37.57	0 [c]

a –	This number includes 29,119,806 shares that were available for issuance under the Employee Stock Purchase Plan and 355,075,830 shares that were available for issuance under the 2002 Long-Term Incentive Plan. Of the shares available under the 2002 Long-Term Incentive Plan, 193,656,224 shares were available to be issued in the form of restricted stock awards.

b –	This is the number of shares that are issuable pursuant to options granted under the Broad Based Stock Option Plan that were outstanding as of the end of fiscal 2003.

c –	The Broad Based Stock Option Plan was terminated in November 2002, and consequently, no shares are available for future awards.

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Other Benefit Plans

401(k) Retirement Plan. Dell maintains a 401(k) retirement savings plan that is available to substantially all U.S. employees. Under the terms of the plan, Dell matches 100% of each participant’s voluntary contributions up to 3% of the participant’s compensation. A participant vests ratably in the matching contributions over the first five years of employment (20% per year). Participants may invest their contributions and the matching contributions in a variety of investment choices, including a Dell stock fund, but are not required to invest any specific portion of their contributions in Dell stock.

Deferred Compensation Plan. Dell also maintains a nonqualified deferred compensation plan that is available to executives. Under the terms of this plan, Dell matches 100% of each participant’s voluntary contributions up to 3% of the participant’s compensation. A participant vests ratably in the matching contributions over the first five years of employment (20% per year). A participant’s funds are distributed upon the participant’s death or retirement or, under certain circumstances, at the request of the participant during the participant’s employment.

Employment Agreements and Change-in-Control Arrangements

Substantially all of Dell’s employees enter into a standard employment agreement upon commencement of their employment. The standard employment agreement primarily addresses intellectual property and confidential and proprietary information matters and does not contain provisions regarding compensation or continued employment.

The Compensation Committee has the authority under Dell’s stock plans to issue awards with provisions that accelerate vesting and exercisability in the event of a change-in-control and to amend existing awards to provide for such acceleration. To date, the Compensation Committee has not elected to include change-in-control acceleration provisions in any awards.

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FIVE-YEAR PERFORMANCE GRAPH

The following graph compares the cumulative total return on Dell’s common stock during the last five fiscal years with the S&P 500 Index and the Dow Jones Computer Index during the same period. The graph shows the value, at the end of each of the last five fiscal years, of $100 invested in Dell common stock or the indices on February 1, 1998 and assumes the reinvestment of all dividends. The graph depicts the change in the value of common stock relative to the indices as of the end of each fiscal year and not for any interim period. Historical stock price performance is not necessarily indicative of future stock price performance.

	End of Fiscal Year

	1998	1999	2000	2001	2002	2003

Dell	$100	$402	$299	$203	$215	$192

S&P 500 Index	$100	$131	$139	$138	$114	$87

Dow Jones Computer Index	$100	$199	$247	$226	$142	$98
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STOCK OWNERSHIP

The following table sets forth certain information, as of April 30, 2003, about the ownership of Dell common stock by the directors and executive officers. Dell knows of no person, other than Mr. Dell, who owns more than 5% of the total number of shares outstanding. Unless otherwise indicated, each person named below holds sole investment and voting power over the shares shown.

					Total as a
			Options		Percentage of
	Number of		Exercisable	Total	Shares
	Shares		Within 60	Beneficial	Outstanding
Beneficial Owner	Owned		Days	Ownership	(if 1% or more)[a]

Michael S. Dell	287,988,591	[b]	12,218,667	300,207,258	11.6%
One Dell Way
Round Rock, Texas 78682

Donald J. Carty	0		1,383,098	1,383,098	—

William H. Gray, III	1,000		37,391	38,391	—

Judy C. Lewent	0		15,297	15,297	—

Thomas W. Luce, III	39,778	[c]	44,754	84,532	—

Klaus S. Luft	0		43,751	43,751	—

Alex J. Mandl	400	[d]	44,754	45,154	—

Michael A. Miles	534,000		1,693,192	2,227,192	—

Samuel A. Nunn, Jr.	2,000		42,734	44,734	—

Morton L. Topfer	8,339		717,543	725,882	—

Kevin B. Rollins	15,805		8,567,485	8,583,290	—

Paul D. Bell	4,547		1,319,116	1,323,663	—

Joseph A. Marengi	91,200		836,562	927,762	—

Rosendo G. Parra	265,863	[e]	1,026,309	1,292,172	—

Directors and executive officers as a group (20 persons)	289,802,817		32,819,959	322,622,776	12.4%

a –	Based on the number of shares outstanding (2,568,117,359) at the close of business on April 30, 2003.

b –	Does not include 8,138,000 shares held in limited partnerships for the benefit of Mr. Dell’s children or 31,449,112 shares held in a separate property trust for Mr. Dell’s spouse.

c –	Held in a retirement plan for Mr. Luce.

d –	Held by Mr. Mandl’s spouse.

e –	Includes 15,000 shares held by Mr. Parra’s spouse.

Stock Ownership Requirements

The Board of Directors has established stock ownership guidelines for themselves and Dell’s executive officers to increase their equity stake in Dell and more closely link their interests with those of Dell’s stockholders. Under those guidelines, each

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director and executive officer must attain no later than March 2006, and maintain thereafter, the following minimum investment position in Dell common stock:

•	Non-employee directors — 300% of annual retainer

•	Chief Executive Officer and President — 500% of base salary

•	Other executive officers — 400% of base salary

Persons who assume any of these positions in the future will have three years to attain the specified minimum investment position. Unexercised stock options may not be used to satisfy these minimum ownership requirements, but unvested restricted stock can.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board of Directors in its oversight of Dell’s financial reporting process. The Audit Committee’s responsibilities are more fully described in its charter, a copy of which was included as an exhibit to the 2001 proxy statement.

Management has the primary responsibility for the preparation and integrity of Dell’s financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Dell’s independent auditors, PricewaterhouseCoopers LLP, are responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed the audited financial statements for fiscal 2003 with Dell’s management and has discussed with PricewaterhouseCoopers LLP the matters that are required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. In addition, PricewaterhouseCoopers LLP has provided the Audit Committee with the written disclosures and the letter required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and the Audit Committee has discussed with PricewaterhouseCoopers LLP their independence.

Based on these reviews and discussions, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in Dell’s Annual Report on Form 10-K for the year ended January 31, 2003, for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

DONALD J. CARTY, Chairman
WILLIAM H. GRAY, III
THOMAS W. LUCE, III
SAMUEL A. NUNN, JR.

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ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

In November 2002, Mr. Topfer failed to timely report an acquisition of 50,000 shares of Dell common stock pursuant to a distribution from an exchange fund. This failure was inadvertent, and the transaction was reported on a Form 4 filed on November 7, 2002, four days after the prescribed filing deadline. In addition, it was recently discovered that Mr. Topfer inadvertently failed to report two charitable gifts of Dell shares — one for 36,760 shares on January 2, 2002, and the other for 53,000 shares on March 5, 2002. These gifts have been reported on an amended Form 5.

Record Date; Shares Outstanding

Stockholders of record at the close of business on May 23, 2003, are entitled to vote their shares at the annual meeting. As of that date, there were                          shares of common stock outstanding and entitled to be voted at the meeting. The holders of those shares are entitled to one vote per share.

Quorum

More than 50% of the stockholders entitled to vote must be represented at the meeting before any business may be conducted. If a quorum is not present, the stockholders who are represented may adjourn the meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice need be given. An adjournment will have no effect on the business that may be conducted at the meeting.

Proxies; Right to Revoke

By submitting your proxy, you will authorize Michael S. Dell and Thomas B. Green to represent you and vote your shares at the meeting in accordance with your instructions. They may also vote your shares to adjourn the meeting and will be authorized to vote your shares at any adjournments or postponements of the meeting.

If you attend the meeting, you may vote your shares in person, regardless of whether you have submitted a proxy. In addition, you may revoke your proxy by sending a written notice of revocation to Dell’s Corporate Secretary, by submitting a later-dated proxy or by voting in person at the meeting.

Default Voting

If you submit a proxy but do not indicate any voting instructions, your shares will be voted FOR Proposal 1 (Election of Directors), FOR Proposal 2 (Elimination of Classified Board), FOR Proposal 3 (Change of Company Name to “Dell Inc.”) and FOR Proposal 4 (Approval of Executive Annual Incentive Bonus Plan). If any other

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business properly comes before the stockholders for a vote at the meeting, your shares will be voted according to the discretion of the holders of the proxy.

Tabulation of Votes

American Stock Transfer & Trust Company, the transfer agent, will tabulate and certify the votes.

If your shares are treated as a broker non-vote or abstention, your shares will be included in the number of shares represented for purposes of determining whether a quorum is present. Abstentions will also be counted as shares present and entitled to be voted. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matters which the broker has not expressly voted. Thus, broker non-votes will not affect the outcome of the voting on Proposal 1 (Election of Directors) or Proposal 4 (Approval of Executive Annual Incentive Bonus Plan) but will have the same effect as a negative vote on Proposal 2 (Elimination of Classified Board) and Proposal 3 (Change of Company Name to “Dell Inc.”). Broker non-votes are further explained below under “Voting by Street Name Holders.”

If you own shares of Dell through the Dell 401(k) Plan for employees, you can direct the trustee to vote the shares held in your account in accordance with your instructions by returning the enclosed proxy card or by registering your instructions via the telephone or Internet as directed on the proxy card. If you wish to instruct the trustee on the voting of shares held in your account, you should submit those instructions no later than July 14, 2003. The trustee will vote shares for which no voting instructions were received on or before that date in its discretion.

Voting by Street Name Holders

If your shares are held in a brokerage account or by another nominee, you are considered the “beneficial owner” of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or nominee (the “record holder”) along with a voting instruction card. As the beneficial owner, you have the right to direct your record holder how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions. If you do not give instructions to your record holder, the record holder will be entitled to vote the shares in its discretion on Proposal 1 (Election of Directors), Proposal 2 (Elimination of Classified Board) and Proposal 3 (Change of Company Name to “Dell Inc.”), but will not be able to vote your shares on Proposal 4 (Approval of Executive Annual Incentive Bonus Plan) and your shares will be considered a “broker non-vote” on that proposal.

As the beneficial owner of shares, you are invited to attend the annual meeting. Please note, however, that if you are a beneficial owner, you may not vote your shares in person at the meeting unless you obtain a “legal proxy” from the record holder that holds your shares.

Independent Auditors

The Audit Committee has selected PricewaterhouseCoopers LLP as independent auditors for fiscal 2004. Representatives of that firm will be at the meeting to

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respond to appropriate questions, and they will have an opportunity to make a statement if they desire to do so.

In addition to retaining PricewaterhouseCoopers LLP to audit the Company’s financial statements, the Company engages the firm from time to time to perform other services. The following table sets forth the aggregate fees billed by PricewaterhouseCoopers LLP in connection with services rendered during the last two fiscal years (in millions).

Fee Type	Fiscal 2003	Fiscal 2002

Audit fees[a]	$3.5	$3.1

Audit-related fees[b]	.9	.4

Tax fees[c]	1.6	1.9

All other fees[d]	1.4	1.1

a –	This category includes fees paid for professional services rendered in connection with the audit of the annual financial statements, for the review of the quarterly financial statements and for the statutory audits of international subsidiaries.

b –	This category includes fees paid for professional services rendered in connection with the audits of Dell’s employee benefit plans, contract compliance reviews and accounting research.

c –	This category includes fees paid for tax compliance and related tax services.

d –	This category includes fees paid for financial systems design and implementation services prior to the sale of PricewaterhouseCoopers LLP’s consulting business to IBM in fiscal 2003.

The Audit Committee has considered whether the provision of the non-audit services described in notes c and d above is compatible with maintaining the independence of PricewaterhouseCoopers LLP.

The Audit Committee has adopted a policy requiring pre-approval by the committee of all services (audit and non-audit) to be provided to Dell by its independent auditor. In accordance with that policy, the Audit Committee has given its approval for the provision of audit services by PricewaterhouseCoopers LLP for fiscal 2004 and has also given its approval for up to a year in advance for the provision by PricewaterhouseCoopers LLP of particular categories or types of audit-related, tax and permitted non-audit services, in each case subject to a specific budget. In cases where the Audit Committee’s pre-approval is not covered by one of those approvals, a designated member of the Audit Committee has the delegated authority to pre-approve the provision of services, and such pre-approvals are then communicated to the full Audit Committee.

Proxy Solicitation

Dell will bear all costs of this proxy solicitation. Proxies may be solicited by mail, in person, by telephone or by facsimile by officers, directors and regular employees. In addition, Dell will utilize the services of D.F. King & Co., Inc., an independent proxy solicitation firm, and will pay $10,000 plus reasonable expenses as compensation for those services. Dell may also reimburse brokerage firms, custodians, nominees and fiduciaries for their expenses to forward proxy materials to beneficial owners.

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Stockholder Proposals for Next Year’s Meeting

Bylaw Provisions. In accordance with Dell’s bylaws, a stockholder who desires to present a proposal for consideration at next year’s annual meeting (which is currently scheduled for July 16, 2004) must submit the proposal no later than the close of business on May 17, 2004. The submission should include the proposal and a brief statement of the reasons for it, the name and address of the stockholder (as they appear in Dell’s stock transfer records), the number of Dell shares beneficially owned by the stockholder and a description of any material direct or indirect financial or other interest that the stockholder (or any affiliate or associate) may have in the proposal. Proposals should be addressed to Corporate Secretary, Dell Computer Corporation, One Dell Way, Mail Code 8033, Round Rock, Texas 78682-2244.

Inclusion in Next Year’s Proxy Statement. Notwithstanding the bylaw provisions, a stockholder who desires to have his or her proposal included in next year’s proxy statement must deliver the proposal to Dell’s principal executive offices (at the address noted above) no later than the close of business on January 30, 2004.

Presentation at Meeting. For any proposal that is not submitted for inclusion in next year’s proxy statement (as described in the preceding paragraph) but is instead sought to be presented directly at next year’s annual meeting, SEC rules permit management to vote proxies in its discretion if (a) Dell receives notice of the proposal before the close of business on April 22, 2004 and advises stockholders in next year’s proxy statement about the nature of the matter and how management intends to vote on such matter, or (b) does not receive notice of the proposal prior to the close of business on April 22, 2004.

Director Nominees. In recommending candidates to the Board of Directors, the Governance and Nominating Committee seeks persons of proven judgment and experience. Stockholders who wish to suggest qualified candidates may write to the Corporate Secretary, Dell Computer Corporation, One Dell Way, Mail Code 8033, Round Rock, Texas 78682, stating in detail the qualifications of the persons they recommend. All nominations for next year’s meeting must be submitted no later than May 17, 2004.

Stockholder List

For at least ten days prior to the meeting, a list of the stockholders entitled to vote at the annual meeting will be available for examination, for purposes germane to the meeting, during ordinary business hours at Dell’s principal executive offices. The list will also be available for examination at the meeting.

Annual Report on Form 10-K

A copy of the fiscal 2003 Annual Report on Form 10-K (without exhibits) is being distributed along with this Proxy Statement. It is also available via the Internet at www.dell.com/investor. In addition, the report (with exhibits) is available at the website maintained by the Securities and Exchange Commission (www.sec.gov).

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APPENDIX A

AMENDMENT TO CERTIFICATE OF INCORPORATION

[Elimination of Classified Board]

If Proposal 2 (Elimination of Classified Board) is approved by the stockholders, Article Seventh of the Certificate of Incorporation will be amended to read in its entirety as follows:

“SEVENTH: At each annual meeting of stockholders of the Corporation, all directors shall be elected for a one-year term expiring at the next succeeding annual meeting of stockholders.

Any director may be removed from office, but only for cause, by a vote of the holders of a majority of the shares then issued and outstanding. Cause shall mean willful and gross misconduct by the director that is materially adverse to the best interests of the Corporation, as determined conclusively by a majority of the disinterested directors of the Corporation.

Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or the sole remaining director, and shall not be filled by the stockholders; any director so chosen shall hold office until the next annual meeting of stockholders, and until his or her successor shall be duly elected and shall qualify, unless sooner displaced.”

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A-1

APPENDIX B

DELL COMPUTER CORPORATION

EXECUTIVE ANNUAL INCENTIVE BONUS PLAN

Dell Computer Corporation, a Delaware corporation (the “Company”) adopts this Executive Annual Incentive Bonus Plan (the “Plan”) for the purpose enhancing the Company’s ability to attract and retain highly qualified executives and to provide additional financial incentives to such executives to promote the success of the Company and its subsidiaries.

Remuneration payable under the Plan is intended to constitute “qualified performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, and Section 1.162-27 of the Treasury Regulations promulgated thereunder, and the Plan shall be construed consistently with such intention. The “performance goal” necessary for the payment of remuneration under the Plan will be the achievement of positive Consolidated Net Income (as defined below).

       1.      Definitions. As used herein, the following terms shall have the respective meanings indicated:

             (a) “Board” shall mean the Board of Directors of the Company.

             (b) “Code” shall mean the Internal Revenue Code of 1986, as amended, or the corresponding provisions of any subsequent federal internal revenue law.

             (c) “Committee” shall mean the Compensation Committee of the Board or such other committee appointed by the Board to administer the Plan; provided, however, that in any event the Committee shall be comprised of not less than two directors of the Company, each of whom shall qualify in all respects as an “outside director” for purposes of Section 162(m) of the Code and Section 1.162-27(e)(3) of the Regulations.

             (d) “Company” shall mean Dell Computer Corporation, a Delaware corporation.

             (e) “Consolidated Net Income” shall mean, for any fiscal quarter or fiscal year, the net income before extraordinary items reported in the Company’s quarterly or annual consolidated statement of income included in the applicable Quarterly Report on Form 10-Q (in the case of a fiscal quarter) or Annual Report on Form 10-K (in the case of a fiscal year), as filed with the Securities Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

             (f) “Eligible Executive” shall mean the Company’s Chief Executive Officer and each other executive officer of the Company that the Committee determines, in its discretion, is or may be a “covered employee” of the Company within the meaning Section 162(m) of the Code and Section 1.162-27(c)(2) of the Regulations.

             (g) “Incentive Bonus” shall mean, for each Eligible Executive, an annual bonus opportunity amount determined by the Committee pursuant to Section 3 below.

             (h) “Regulations” shall mean the Treasury Regulations promulgated under the Code, as amended from time to time.

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       2.      Administration of the Plan. The Plan shall be administered by the Committee, which shall have full power and authority to construe, interpret and administer the Plan and shall have the exclusive right to establish, adjust, pay or decline to pay the Incentive Bonus for each Eligible Executive. Such power and authority shall include the right to exercise discretion to reduce by any amount the Incentive Bonus payable to any Eligible Executive; provided, however, that the exercise of such discretion with respect to any Eligible Executive shall not have the effect of increasing the Incentive Bonus that is payable to any other Eligible Executive. All Committee actions under the Plan shall be taken in accordance with the applicable provisions of the Company’s By-laws and the Committee’s Charter.

       3.      Eligibility. Eligibility under this Plan is limited to Eligible Executives designated by the Committee in its sole and absolute discretion.

       4.      Awards.

             (a) Not later than the 90th day of each fiscal year of the Company, the Committee, in its sole and absolute discretion, shall designate one or more Eligible Executives as participants in the Plan for such fiscal year and shall specify the terms and conditions for the determination and payment of an Incentive Bonus to each such Eligible Executive for such fiscal year. After the end of such 90-day period, the Committee may designate additional Eligible Executives so long as, within 30 days following each such additional designation, the Committee specifies the terms and conditions for the determination and payment of an Incentive Bonus to such additional Eligible Executive.

             (b) The Committee may condition the payment of an Incentive Bonus upon the satisfaction of such objective or subjective standards as the Committee shall determine to be appropriate, in its sole and absolute discretion, and shall retain the discretion to reduce the amount of any Incentive Bonus that would otherwise be payable to an Eligible Executive (including a reduction in such amount to zero).

             (c) The Incentive Bonus payable to an Eligible Executive with respect to any fiscal year shall not exceed 0.5% of the Consolidated Net Income for such fiscal year; provided, however, that the maximum Incentive Bonus payable to any individual who becomes an Eligible Executive after the end of the 90-day period referred to in subsection (a) of this Section shall be 0.5% of the Consolidated Net Income for the fiscal quarters after the fiscal quarter in which such individual became an Eligible Executive.

       5.      Committee Certification. As soon as reasonably practicable after the end of each fiscal year of the Company, the Committee shall determine whether the stated performance goal as been achieved and the amount of the Incentive Bonus to be paid to each Eligible Executive for such fiscal year and shall certify such determinations in writing.

       6.      Payment of Incentive Bonuses. Subject to any election duly and validly made by an Eligible Executive with respect to the deferral or all or a portion of his or her Incentive Bonus or the payment of all or a portion of his or her Incentive Bonus in some form other than cash, Incentive Bonuses shall be paid in cash at such times and on such terms as are determined by the Committee in its sole and absolute discretion.

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       7.      No Right to Bonus or Continued Employment. Neither the establishment of the Plan, the provision for or payment of any amounts hereunder nor any action of the Company, the Board or the Committee with respect to the Plan shall be held or construed to confer upon any person (a) any legal right to receive, or any interest in, an Incentive Bonus or any other benefit under the Plan or (b) any legal right to continue to serve as an officer or employee of the Company or any subsidiary or affiliate of the Company. The Company expressly reserves any and all rights to discharge any Eligible Executive without incurring liability to any person under the Plan or otherwise. Notwithstanding any other provision hereof and notwithstanding the fact that the stated performance goal has been achieved or the individual Incentive Bonus amounts have been determined, the Company shall have no obligation to pay any Incentive Bonus hereunder unless the Committee otherwise expressly provides by written contract or other written commitment.

       8.      Withholding. The Company shall have the right to withhold, or require an Eligible Executive to remit to the Company, an amount sufficient to satisfy any applicable federal, state, local or foreign withholding tax requirements imposed with respect to the payment of any Incentive Bonus.

       9.      Nontransferability. Except as expressly provided by the Committee, the rights and benefits under the Plan are personal to an Eligible Executive and shall not be subject to any voluntary or involuntary alienation, assignment, pledge, transfer or other disposition.

       10.      Unfunded Plan. The Company shall have no obligation to reserve or otherwise fund in advance any amounts that are or may in the future become payable under the Plan. Any funds that the Company, acting in its sole and absolute discretion, determines to reserve for future payments under the Plan may be commingled with other funds of the Company and need not in any way be segregated from other assets or funds held by the Company. An Eligible Executive’s rights to payment under the Plan shall be limited to those of a general creditor of the Company.

       11.      Adoption, Amendment, Suspension and Termination of the Plan.

             (a) Subject to the approval of the Plan by the holders of a majority of the Company common stock represented and voting on the proposal at the annual meeting of Company stockholders to be held on July 18, 2003 (or any adjournment thereof), the Plan shall be effective for the fiscal year of the Company commencing February 1, 2003 and shall continue in effect until the fifth anniversary of the date of such stockholder approval, unless earlier terminated as provided below. Upon such approval of the Plan by the Company’s stockholders, all Incentive Bonuses awarded under the Plan on or after February 1, 2003 shall be fully effective as if the stockholders had approved the Plan on or before February 1, 2003.

             (b) Subject to the limitations set forth in this subsection, the Board may at any time suspend or terminate the Plan and may amend it from time to time in such respects as the Board may deem advisable; provided, however, that the Board shall

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not amend the Plan in any of the following respects without the approval of stockholders then sufficient to approve the Plan in the first instance:

(1) To increase the maximum amount of Incentive Bonus that may be paid under the Plan or otherwise materially increase the benefits accruing to any Eligible Executive under the Plan;

(2) To materially modify the requirements as to eligibility for participation in the Plan; or

(3) To change the material terms of the stated performance goal.

             (c) No Incentive Bonus may be awarded during any suspension or after termination of the Plan, and no amendment, suspension or termination of the Plan shall, without the consent of the person affected thereby, alter or impair any rights or obligations under any Incentive Bonus previously awarded under the Plan.

       12.      Governing Law. The validity, interpretation and effect of the Plan, and the rights of all persons hereunder, shall be governed by and determined in accordance with the laws of the State of Delaware, other than the choice of law rules thereof.

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Electronic Delivery of Future Stockholder Communications

Our Proxy Statement, Annual Report on Form 10-K and “Dell Fiscal 2003 in Review” brochure are available electronically. As an alternative to receiving printed copies of these materials in future years, you may elect to receive or access them electronically. By signing up for electronic delivery, you can receive stockholder communications as soon as they are available without waiting for them to arrive in the mail. You can also reduce the number of bulky documents in your personal files, eliminate duplicate mailings, conserve natural resources and help us reduce our printing and mailing costs.

To sign up for electronic delivery, please vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years. If you have any questions about electronic delivery, please contact Dell’s Investor Relations Department at (512) 728-7800 or www.dell.com/investor.

PLEASE TO REMEMBER TO BRING YOUR TICKET, ACCOUNT STATEMENT AND
PHOTO ID IF YOU PLAN TO ATTEND THE MEETING IN PERSON

Proxy Form	Proxy Form
DELL COMPUTER CORPORATION
PROXY
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 18, 2003
AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF
DIRECTORS OF DELL COMPUTER CORPORATION

By casting your voting instructions on the reverse side, you hereby (a) acknowledge receipt of the proxy statement related to the above-referenced meeting, (b) appoint the individuals named in such proxy statement, and each of them, as proxies, with full power of substitution, to vote all shares of Dell common stock that you would be entitled to cast if personally present at such meeting and at any postponement or adjournment thereof and (c) revoke any proxies previously given.

This proxy will be voted as specified by you. If no choice is specified, the proxy will be voted according to the Board of Director Recommendations indicated on the reverse side, and according to the discretion of the proxy holders for any other matters that may properly come before the meeting or any postponement or adjournment thereof.

www.dell.com C/O PROXY SERVICES P.O. BOX 9141 FARMINGDALE, NY 11735-9769	OPTIONS FOR SUBMITTING PROXY

VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Have your voting instruction card in hand when you access the website. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and create an electronic voting instruction form.

VOTE BY PHONE
Use any touch-tone telephone to transmit your voting instructions. Have your voting instruction card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL
Mark, sign and date this voting instruction card and return it in the postage-paid envelope we’ve provided or return it to Dell Computer Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DELL COMPUTER CORPORATION

Proposal 1 —	Election of Directors
The Board of Directors Recommends a Vote FOR all nominees		For All	Withhold All	For All Except:	To withhold authority to vote for any individual, mark “For All Except” and write the nominee’s number on the line below.
Nominees:	(1) Michael A. Miles
(2) Alex J. Mandl
	(3) Morton L. Topfer	☐	☐	☐

Proposal 2 —	Elimination of Classified Board	For	Against	Abstain
The Board of Directors Recommends a Vote FOR the Elimination of Classified Board		☐	☐	☐

Proposal 3 —	Change of Company Name to “Dell Inc.”	For	Against	Abstain
The Board of Directors Recommends a Vote FOR the Change of Company Name		☐	☐	☐

Proposal 4 —	Approval of Executive Annual Incentive Bonus Plan	For	Against	Abstain
The Board of Directors Recommends a Vote FOR the Approval of the Executive Annual Incentive Bonus Plan		☐	☐	☐

In their discretion, the Proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment(s) thereof.

Each joint owner should sign. Signatures should correspond with the names printed on this Proxy. Attorneys, executors, administrators, guardians, trustees, corporate officers or others signing in a representative capacity should give full title.

Signature (PLEASE SIGN WITHIN THE BOX)	Date	Signature (Joint Owners)	Date